EXHIBIT 5.1

1810 Chapel Avenue West Cherry Hill, NJ 08002 (856) 661-1900 Fax: (856) 661-1919 www.flastergreenberg.com

WILLIAM S. SKINNER Member of the NJ and PA Bar Direct Dial: (856) 661-2262 E-Mail: william.skinner@flastergreenberg.com

December 10, 2009

Ulticom, Inc.

1020 Briggs Road

Mt. Laurel, NJ 08054

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special New Jersey counsel for Ulticom, Inc., a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 (the “Act”) with respect to the offering of 250,000 shares of common stock of the Company, with no par value (“Common Stock”), issuable pursuant to existing or future awards under the Ulticom, Inc. 2005 Stock Incentive Plan and 728,057 shares of Common Stock issuable pursuant to existing awards under the Company’s 1998 Stock Incentive Compensation Plan (collectively, the “Plans”).

In so acting, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the shares and the Certificate of Incorporation of the Company, the By-laws of the Company, and such other documents and matters as we have deemed appropriate for purposes of this opinion. As to matters of fact, we have relied on a certificate and representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that the shares of Common Stock to be issued by the Company to participants under the Plans, when issued and delivered by the Company in accordance with the terms of the applicable Plan, will be duly authorized, validly issued, fully paid and non-assessable. The opinion set forth above is limited to the laws of the State of New Jersey, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons

Ulticom, Inc.

December 10, 2009

whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

FLASTER/GREENBERG P.C.

By:	/s/ William S. Skinner
William S. Skinner

WSS/cdw

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